Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We hereby consent to the incorporation by reference in the Form S-8 (Nos. 33-64147, 333-42143, 333-42736, 333-42740, 333-56400, 333-70400, 333-70402, 333-106710) of H&R Block, Inc. of our report dated June 10, 2003, except for Note 2(B) and 2(C) as to which the date is July 29, 2005, and Note 19 and Note 22 as to which the date is August 4, 2005, relating to the financial statements of H&R Block, Inc., which appears in this Annual Report on Form 10-K/A. We also consent to the incorporation by reference of our report dated June 10, 2003, except for Note 2(B) and 2(C) as to which the date is July 29, 2005, and Note 19 and Note 22 as to which the date is August 4, 2005, relating to the financial statement schedule, which appears in this Annual Report on Form 10-K/A.
/s/ PricewaterhouseCoopers LLP
Kansas City, Missouri
March 31, 2006